Exhibit 99.2

OmniAb, Inc.

(which changed its name to OmniAb Operations, Inc. on October 31, 2022)

(A Business of Ligand Pharmaceuticals Incorporated)

CONDENSED COMBINED BALANCE SHEETS

(in thousands)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Accounts receivable, net	$4,722	$21,136
Prepaid expenses	1,125	785
Transaction costs	5,931	—
Other current assets	1,237	621

Total current assets	13,015	22,542
Deferred income taxes, net	902	—
Intangible assets, net	166,274	176,321
Goodwill	83,979	83,979
Property and equipment, net	19,375	6,795
Operating lease assets	21,456	13,332
Other assets	1,449	1,496

Total assets	$306,450	$304,465

LIABILITIES AND PARENT COMPANY NET INVESTMENT
Current liabilities:
Accounts payable	$6,275	$2,924
Accrued liabilities	4,092	3,746
Current portion of contingent liabilities	1,693	2,538
Current portion of deferred revenue	9,202	10,790
Current portion of operating lease liabilities	1,530	578
Current portion of financing lease liabilities	1	1

Total current liabilities	22,793	20,577
Long-term contingent liabilities	4,119	4,826
Deferred income taxes, net	16,021	21,962
Long-term operating lease liabilities	25,016	13,272
Long-term portion of deferred revenue	5,493	9,226
Other long-term liabilities	298	295

Total liabilities	73,740	70,158

Commitments and contingencies (Note 5)
Parent company net investment:
Parent company net investment	232,710	234,307

Total liabilities and parent company net investment	$306,450	$304,465

See accompanying notes to unaudited condensed combined financial statements.

OmniAb, Inc.

(which changed its name to OmniAb Operations, Inc. on October 31, 2022)

(A Business of Ligand Pharmaceuticals Incorporated)

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Service revenue	$4,928	$4,877	$14,922	$14,254
License and milestone revenue	1,400	1,400	7,826	5,214
Royalty revenue	582	—	984	—

Total revenues	6,910	6,277	23,732	19,468

Operating expenses:
Research and development	13,189	9,925	35,445	28,207
General and administrative	5,582	3,697	14,697	12,603
Amortization of intangibles	3,256	3,278	9,774	9,740
Other operating expense (income), net	(208)	(817)	(486)	(546)

Total operating expenses	21,819	16,083	59,430	50,004

Loss from operations	(14,909)	(9,806)	(35,698)	(30,536)
Other expense:
Interest expense	—	—	—	(6)

Loss before income taxes	(14,909)	(9,806)	(35,698)	(30,542)
Income tax benefit	2,313	1,916	6,544	6,572

Net loss	$(12,596)	$(7,890)	$(29,154)	$(23,970)

See accompanying notes to unaudited condensed combined financial statements.

OmniAb, Inc.

(which changed its name to OmniAb Operations, Inc. on October 31, 2022)

(A Business of Ligand Pharmaceuticals Incorporated)

CONDENSED COMBINED STATEMENTS OF CHANGES IN PARENT COMPANY NET INVESTMENT

(Unaudited)

(in thousands)

Parent company net investment
Balance at December 31, 2020	$235,537
Net loss	(7,455)
Parent allocation of share-based compensation	3,379
Net transfers from parent company	(3,861)

Balance at March 31, 2021	$227,600
Net loss	(8,625)
Parent allocation of share-based compensation	4,417
Net transfers from parent company	3,011

Balance at June 30, 2021	$226,403
Net loss	(7,890)
Parent allocation of share-based compensation	3,809
Net transfers from parent company	5,680

Balance at September 30, 2021	$228,002

Balance at December 31, 2021	$234,307
Net loss	(6,282)
Parent allocation of share-based compensation	3,146
Net transfers from parent company	(6,250)

Balance at March 31, 2022	$224,921
Net loss	(10,276)
Parent allocation of share-based compensation	3,848
Net transfers from parent company	8,450

Balance at June 30, 2022	$226,943
Net loss	(12,596)
Parent allocation of share-based compensation	5,279
Net transfers from parent company	13,084

Balance at September 30, 2022	$232,710

See accompanying notes to unaudited condensed combined financial statements.

OmniAb, Inc.

(which changed its name to OmniAb Operations, Inc. on October 31, 2022)

(A Business of Ligand Pharmaceuticals Incorporated)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Operating activities:
Net loss	$(29,154)	$(23,970)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in estimated fair value of contingent liabilities	(487)	(546)
Depreciation and amortization	13,429	13,779
Share-based compensation	12,273	11,605
Deferred income taxes, net	(6,840)	(6,325)
Other	(133)	35
Changes in operating assets and liabilities:
Accounts receivable, net	17,610	12,721
Other current assets	(817)	(188)
Other long-term assets	1,755	567
Accounts payable and accrued liabilities	432	161
Deferred revenue	(6,384)	(5,118)
Other long-term liabilities	1,872	(3,953)

Net cash provided by (used in) operating activities	3,556	(1,232)

Investing activities:
Purchase of property and equipment	(12,152)	(2,548)
Payments to CVR holders	(960)	—

Net cash used in investing activities	(13,112)	(2,548)
Financing activities:
Payments to CVR holders	(1,545)	(1,050)
Deferred transaction cost payment	(4,183)	—
Net transfer from parent	15,284	4,830

Net cash provided by financing activities	9,556	3,780

Net change in cash, cash equivalents and restricted cash	—	—

Cash, cash equivalents and restricted cash at beginning of period	—	—

Cash, cash equivalents and restricted cash at end of period	$—	$—

Supplemental disclosure of cash flow information:
Purchase of fixed assets recorded in accounts payable	$3,561	$114

See accompanying notes to unaudited condensed combined financial statements.

OmniAb, Inc.

(which changed its name to OmniAb Operations, Inc. on October 31, 2022)

(A Business of Ligand Pharmaceuticals Incorporated)

Notes to Condensed Combined Financial Statements

(Unaudited)

1. Organization and Nature of Operations

The accompanying combined financial statements include all of the assets, liabilities and results of operations of six subsidiaries of Ligand Pharmaceuticals Incorporated (“Ligand” or the “Parent”), which are Ab Initio Biotherapeutics, Inc. (Ab Initio), Crystal Bioscience, Inc. (Crystal), Icagen, LLC (Icagen), Open Monoclonal Technology, Inc. (OMT), Taurus Biosciences, LLC (Taurus) and xCella Biosciences, Inc. (xCella) (collectively, “OmniAb”, “the Company”, “we”, “us” and “our”). OmniAb is powered by Biological Intelligence, a multi-species antibody platform for the discovery of mono and bispecific therapeutic human antibodies. OmniAb primarily derives revenue from license fees for technology access, milestones from partnered programs and service revenue from research programs. On January 8, 2016, Ligand completed a multi-step transaction that resulted in Ligand’s acquisition of OMT. In connection with the separation of OmniAb from Ligand, Ab Initio, Crystal, Icagen, Taurus and xCella will become wholly owned subsidiaries of OmniAb, Inc.

On November 1, 2022, Ligand completed (the “Closing”) the separation of its antibody discovery business and certain related assets and liabilities through a spin-off of OmniAb to Ligand’s shareholders of record as of October 26, 2022 on a pro rata basis and merger of OmniAb with a wholly owned subsidiary of OmniAb, Inc. (formerly known as Avista Public Acquisition Corp. II, a Cayman Islands exempted company, prior to its domestication as a corporation incorporated in the state of Delaware (“APAC”)) in a Reverse Morris Trust transaction pursuant to the Agreement and Plan of Merger, dated as of March 23, 2022 (the “Merger Agreement”), among Ligand, OmniAb, APAC and Orwell Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of APAC, and the Separation and Distribution Agreement, dated as of March 23, 2022 (the “Separation Agreement”), among Ligand, OmniAb and APAC. The day prior to the Closing, OmniAb was renamed OmniAb Operations, Inc. and APAC was renamed OmniAb, Inc. (“New OmniAb”).

As of the Closing, New OmniAb expected to have approximately $95.8 million of net cash.

On November 2, 2022, New OmniAb began regular-way trading on NASDAQ under the ticker symbol “OABI.” Ligand continues to trade under the ticker symbol “LGND.” See further details regarding the transaction in Note 9: Subsequent Event.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Combination

The accompanying interim condensed combined financial statements have been prepared on a stand-alone basis and are derived from Ligand’s interim condensed combined financial statement accounting records. The interim condensed combined financial statements include the historical results of operations, financial position and cash flows of OmniAb in conformity with United States generally accepted accounting principles (U.S. GAAP). The operations comprising OmniAb are in various legal entities wholly owned by Ligand. Accordingly, Ligand’s net investment in these operations is shown in lieu of stockholder’s equity in the combined financial statements.

OmniAb comprises certain stand-alone legal entities for which discrete financial information is available. As Ligand records certain transactions at the parent entity level, allocation methodologies were applied to certain accounts to allocate amounts to OmniAb as discussed further below.

OmniAb entities were under the common control of the Parent as a result of, among other factors, Ligand’s ownership. As the entities were under common control, the financial statements report the financial position, results of operations and cash flows of the Company as though the transfer of net assets and equity interests had occurred as of January 2016. Transactions between Ligand and the Company are accounted for through the Parent company net investment in OmniAb. The total net effect of the settlement of these intercompany transactions is reflected in our combined balance sheets as Parent company net investment in OmniAb. All significant intercompany transactions with Ligand are deemed to have been paid in the period the costs were incurred. Expenses related to corporate allocations from Ligand to OmniAb are considered to be effectively settled for cash in the combined financial statements at the time the transaction was recorded.

The interim condensed combined financial statements include all revenues, expenses, assets and liabilities directly associated with the business activity of OmniAb as well as an allocation of certain general and administrative expenses related to facilities, functions and services provided by our Parent. These corporate expenses have been allocated to OmniAb based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount or a percentage of total operating expenses or other measures that management believes are consistent and reasonable. See Note 8. Relationship with Parent and Related Entities.

Our Parent maintains various share-based compensation plans at a corporate level. OmniAb employees participate in those programs, and a portion of the compensation cost associated with those plans is included in OmniAb’s combined statements of operations. The share-based compensation expense has been included within Parent company net investment. The amounts presented in the combined financial statements are not necessarily indicative of future awards and may not reflect the results that OmniAb would have experienced as a stand-alone entity. See Note 8. Relationship with Parent and Related Entities for additional discussion.

All of the allocations and estimates in the interim condensed combined financial statements are based on assumptions that management believes are reasonable. However, the interim condensed combined financial statements included herein may not be indicative of the financial position, results of operations and cash flows of OmniAb in the future or if OmniAb had been a separate, stand-alone publicly traded entity during the periods presented.

Unaudited Interim Financial Information

The accompanying interim condensed combined balance sheet as of September 30, 2022, the condensed combined statements of operations, condensed combined statements of changes in parent company net investment for the three and nine months ended September 30, 2022 and 2021, and the condensed combined statements of cash flows for the nine months ended September 30, 2022 and 2021 and the related footnote disclosures are unaudited. In management’s opinion, the unaudited interim combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2022, its results of operations for the three and nine months ended September 30, 2022 and 2021, and its statements of cash flows for the nine months ended September 30, 2022 and 2021 in accordance with U.S. GAAP. The results for the nine months ended September 30, 2022 are not necessarily indicative of the results expected for the full fiscal year or any other interim period.

Liquidity and Capital Resources

As part of Ligand, OmniAb was dependent upon Ligand for all of its working capital and financing requirements, as Ligand uses a centralized approach to cash management and financing its operations. Therefore, there is no cash reflected in the combined financial statements. Accordingly, cash and cash equivalents, debt or related interest expense have not been allocated to OmniAb in the combined financial statements. Financing transactions related to OmniAb are accounted for as a component of Parent company net investment in the combined balance sheets and as a financing activity allocation on the accompanying combined statements of cash flows.

For the nine months ended September 30, 2022 and 2021, OmniAb’s revenue was $23.7 million and $19.5 million, respectively. For the nine months ended September 30, 2022 and 2021, OmniAb’s net loss was $(29.2) million and $(24.0) million, respectively. OmniAb expects to continue to incur losses for the foreseeable future as we invest in research and development activities to improve our technology and platform, market and sell our solutions to existing and new partners, add operational, financial and management information systems and personnel to support our operations and incur additional costs associated with operating as a public company. OmniAb’s ability to continue its operations is dependent upon our ability to obtain additional capital in the future and generate cash flows from operations. Prior to November 1, 2022, funding from Ligand was our primary source of liquidity. On November 1, 2022, with the closing of the merger between the Company and a subsidiary of APAC, New OmniAb was capitalized with approximately $95.8 million in net cash. This cash and cash the Company generates from operations provide us the flexibility we need to meet operating, investing, and financing needs and support operations through at least 12 months following the issuance date of the financial statements.

The accompanying interim condensed combined financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Significant Accounting Policies

We have described our significant accounting policies in Note 3, Basis of Presentation and Summary of Significant Accounting Policies of the Notes to Combined Financial Statements included in the registration statement on Form S-4 filed on September 27, 2022.

Use of Estimates

The preparation of interim condensed combined financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the amounts reported in the interim condensed combined financial statements and the accompanying notes. Actual results may differ from those estimates.

Accounts Receivable

Our accounts receivable represents the amounts we have billed our partners and that are due to us unconditionally for services we have performed. We establish an allowance for credit losses to present the net amount of accounts receivable expected to be collected. The allowance is determined by using the loss-rate method, which requires an estimation of loss rates based upon historical loss experience adjusted for factors that are relevant to determining the expected collectability of accounts receivable. Some of these factors include historical loss experience, delinquency trends, aging behavior of receivables and credit and liquidity quality indicators for industry groups, customer classes or individual customers. During the three and nine months ended September 30, 2022, we considered the current and expected future economic and market conditions including, but not limited to, the anticipated unfavorable impacts of the surrounding novel coronavirus (COVID-19) pandemic on our business and the allowance for credit losses was $0.1 million as of September 30, 2022.

Revenue Recognition

Our revenue is generated primarily from license fees for technology access, development, regulatory and sales based milestone payments and service revenue for performance of research. We apply the following five-step model in accordance with ASC 606, Revenue from Contracts with Customers, in order to determine revenue: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

Our revenue is typically derived from our license agreements with our partners and consists of: (i) upfront or annual payments for technology access (license revenue) and payments for performance of research services; (service revenue); (ii) downstream payments in the form of preclinical, intellectual property, clinical, regulatory, and commercial milestones (milestone revenue) and (iii) royalties on net sales from our partners’ product sales, if any. To date, we have generated revenue from intellectual property and development milestones, and have only recently begun to generate revenue from commercial milestone payments and royalties on product sales this year.

We receive royalty revenue on sales by our partners of products covered by patents that we or our partners own under contractual agreements. We do not have future performance obligations under these license arrangements. We generally satisfy our obligation to grant intellectual property rights on the effective date of the contract. However, we apply the royalty recognition constraint required under the guidance for sales-based royalties which requires a royalty to be recorded no sooner than the underlying sale occurs. Therefore, royalties on sales of products commercialized by our partners are recognized in the quarter the product is sold. Our partners generally report sales information to us on a one quarter lag. Thus, we estimate the expected royalty proceeds based on an analysis of historical experience and interim data provided by our partners including their publicly announced sales. Differences between actual and estimated royalty revenues, which have not been material, are adjusted in the period in which they become known, typically the following quarter.

License fees are generally recognized at a point in time once we grant our customers access to our intellectual property rights. We generally satisfy our obligation to grant intellectual property rights on the effective date of the contract.

We recognize service revenue for contracted R&D services performed for our customers over time. We measure our progress using an input method based on the effort we expend or costs we incur toward the satisfaction of our performance obligation. We estimate the amount of effort we expend, including the time it will take us to complete the activities, or the costs we may incur in a given period, relative to the estimated total effort or costs to satisfy the performance obligation. This results in a percentage that we multiply by the transaction price to determine the amount of revenue we recognize each period. This approach requires us to make estimates and use judgement. If our estimates or judgements change over the course of the collaboration, they may affect the timing and amount of revenue that we recognize in the current and future periods.

We include contingent milestone based payments in the estimated transaction price when there is a basis to reasonably estimate the amount of the payment and the milestone is probable of being achieved. These estimates are based on historical experience, anticipated results and our best judgment at the time. If the contingent milestone based payment is sales-based, we apply the royalty recognition constraint and record revenue when the underlying sale has taken place. Significant judgments must be made in determining the transaction price for our licenses of intellectual property. Because of the risk that products in development with our partners will not reach development based milestones or receive regulatory approval, we generally recognize any contingent payments that would be due to us upon or after the development milestone or regulatory approval.

Deferred Revenue

Depending on the terms of the arrangement, we may also defer a portion of the consideration received if we have to satisfy a future obligation.

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables (contract assets), and customer advances and deposits (contract liabilities) on the combined balance sheet. We generally receive payment at the point we satisfy our obligation or soon after. Any fees billed in advance of being earned are recorded as deferred revenue. During the three and nine months ended September 30, 2022, the amount recognized as revenue that was previously deferred was $4.0 million and $9.9 million, respectively. During the three and nine months ended September 30, 2021, the amount recognized as revenue that was previously deferred was $2.4 million and $5.2 million, respectively.

Disaggregation of Revenue

The following table represents disaggregation of royalty revenue, license fees, milestone revenue and service revenue (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Royalty revenue	$582	$—	$984	$—
License fees	400	200	2,455	1,950
Milestone revenue	1,000	1,200	5,371	3,264
Service revenue	4,928	4,877	14,922	14,254

	$6,910	$6,277	$23,732	$19,468

Accounting Standards Not Yet Adopted

We do not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on our combined financial statements or disclosures.

3. Fair Value Measurements

We measure certain financial liabilities at fair value on a recurring basis. Fair value is a market-based measurement that should be determined using assumptions that market participants would use in pricing an asset or liability. We establish a three-level hierarchy to prioritize the inputs used in measuring fair value. The levels are described below with level 1 having the highest priority and level 3 having the lowest:

Level 1 - Observable inputs such as quoted prices in active markets

Level 2 - Inputs other than the quoted prices in active markets that are observable either directly or indirectly

Level 3 - Unobservable inputs in which there is little or no market data, which require our company to develop its own assumptions

Liabilities Measured on a Recurring Basis

The following table presents the hierarchy for our liabilities measured at fair value (in thousands):

	September 30, 2022				December 31, 2021
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Liabilities:
Icagen contingent liabilities(1)	$—	$—	$5,332	$5,332	$—	$—	$7,364	$7,364
xCella contingent liabilities(2)	—	—	480	480	—	—	—	—

Total liabilities	$—	$—	$5,812	$5,812	$—	$—	$7,364	$7,364

1.

The fair value of Icagen contingent liabilities was determined using a probability weighted income approach. Most of the contingent payments are based on certain revenue milestones as defined in the asset purchase agreement with Icagen. The fair value is subjective and is affected by changes in inputs to the valuation model including management’s estimates regarding the timing and probability of achievement of certain developmental and regulatory milestones. During the year ended December 31, 2021, we paid $1.1 million towards the contingent liability based on revenue milestones to former Icagen shareholders. During the nine months ended September 30, 2022, we paid $1.5 million towards the contingent liability based on revenue milestones to former Icagen shareholders.

2.

The xCella contingent liability is determined when the contingency is resolved and the consideration becomes payable. Management concluded that no earnout liability would be recognized at the acquisition date in September 2020. During the year ended December 31, 2021, we paid $0.7 million towards the contingent liability based on revenue milestones to former xCella shareholders. During the nine months ended September 30, 2022, we paid $1.0 million towards the contingent liability based on revenue milestones to former xCella shareholders.

A reconciliation of the level 3 financial instruments as of September 30, 2022 is as follows (in thousands):

Fair value of level 3 financial instruments as of December 31, 2021	$7,364
Payments to CVR holders	(2,505)
Fair value adjustments to contingent liabilities	(487)
Contingent liabilities from xCella asset acquisition	1,440

Fair value of level 3 financial instruments as of September 30, 2022	$5,812

The carrying amounts reported in our combined balance sheets for accounts receivable, other assets, accounts payable and other accrued expenses approximate fair value due to their relatively short periods to maturity.

Assets Measured on a Non-Recurring Basis

We apply fair value techniques on a non-recurring basis associated with valuing potential impairment losses related to our goodwill, indefinite-lived intangible assets and long-lived assets.

We evaluate goodwill and indefinite-lived intangible assets annually for impairment and whenever circumstances occur indicating that goodwill might be impaired. We determine the fair value of our reporting unit based on a combination of inputs, including the market capitalization of Ligand, as well as level 3 inputs such as discounted cash flows, which are not observable from the market, directly or indirectly. We determine the fair value of our indefinite-lived intangible assets using the income approach based on level 3 inputs.

There was no impairment of our goodwill, indefinite-lived assets, or long-lived assets recorded during the nine months ended September 30, 2022 and 2021.

4. Income Tax

Our effective tax rate may vary from the U.S. federal statutory tax rate due to the change in the mix of earnings in various state jurisdictions with different statutory rates, benefits related to tax credits, and the tax impact of non-deductible expenses, stock award activities and other permanent differences between income (loss) before income taxes and taxable income. The effective tax rate for the three and nine months ended September 30, 2022 was 15.5% and 18.3%, respectively. The variance from the U.S. federal statutory tax rate of 21.0% was primarily due to the benefit related to tax credits, as well as the difference in statutory state rates and the tax impact of stock award activities. The variance is also a result of the valuation allowance established for state attributes. The effective tax rate for the three and nine months ended September 30, 2021 was 19.5% and 21.5%, respectively. The variance from the U.S. federal statutory tax rate of 21.0% was primarily due to the benefit related to tax credits, state taxes, the tax impact of stock award activities and the valuation allowance established for state attributes.

5. Commitment and Contingencies: Legal Proceedings

From time to time, we have been and may be involved in various legal proceedings arising in our ordinary course of business. In the opinion of management, resolution of any pending claims (either individually or in the aggregate) is not expected to have a material adverse impact on our combined financial statements, cash flows or financial position and it is not possible to provide an estimated amount of any such loss. However, the outcome of disputes is inherently uncertain. Therefore, although management considers the likelihood of such an outcome to be remote, an unfavorable resolution of one or more matters could materially affect our future results of operations or cash flows, or both, in a particular period.

6. Leases

Certain OmniAb legal entities lease office facilities and equipment primarily under various operating leases. Our operating leases have remaining contractual terms up to ten years, some of which include options to extend the leases for up to ten years. Our lease agreements do not contain any material residual value guarantees, material restrictive covenants, or material termination options. Our operating lease costs are primarily related to facility leases for administration offices and research and development facilities, and our finance leases are immaterial.

Lease assets and lease liabilities are recognized at the commencement of an arrangement where it is determined at inception that a lease exists. Lease assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. These assets and liabilities are initially recognized based on the present value of lease payments over the lease term calculated using our incremental borrowing rate generally applicable to the location of the lease asset, unless the implicit rate is readily determinable. Lease assets also include any upfront lease payments made and lease incentives. Lease terms include options to extend or terminate the lease when it is reasonably certain that those options will be exercised. In addition to base rent, certain of our operating leases require variable payments, such as insurance and common area maintenance. These variable lease costs, other than those dependent upon an index or rate, are expensed when the obligation for those payments is incurred. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and the expense for these short-term leases and for operating leases is recognized on a straight-line basis over the lease term.

The depreciable life of lease assets and leasehold improvements is limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

Operating Lease Assets and Liabilities (in thousands):

	September 30, 2022	December 31, 2021
Assets
Operating lease assets	$21,456	$13,332
Liabilities
Current operating lease liabilities	1,530	578
Long-term operating lease liabilities	25,016	13,272

Total lease liabilities	$26,546	$13,850

Maturity of Operating Lease Liabilities as of September 30, 2022 (in thousands):

Maturity Dates	Operating Leases
Remaining three months ending December 31, 2022	$848
2023	3,455
2024	3,408
2025	3,523
2026	3,787
2027	3,885
Thereafter	14,745

Total lease payments	33,651
Less imputed interest	(6,075)
Less tenant improvement allowance	(1,030)

Present value of lease liabilities	$26,546

During the nine months ended September 30, 2022, we had a lease commence in our Emeryville office, which resulted in an increase in lease assets and liabilities of $9.9 million each during the period.

As of September 30, 2022, our operating leases had a weighted-average remaining lease term of 8.8 years and a weighted-average discount rate of 4.3%. As of December 31, 2021, our operating leases had a weighted-average remaining lease term of 9.3 years and a weighted-average discount rate of 3.9%. Cash paid for amounts included in the measurement of operating lease liabilities was $1.3 million and $2.2 million, respectively, for the three and nine months ended September 30, 2022. The operating lease expense was $1.0 million and $2.7 million for the three and nine months ended September 30, 2022, respectively. The operating lease expense was $0.4 million and $1.0 million for the three and nine months ended September 30, 2021, respectively.

7. Balance Sheet Account Details

Property and equipment

Property and equipment are stated at cost and consist of the following (in thousands):

	September 30, 2022	December 31, 2021
Lab and office equipment	$6,443	$6,410
Leasehold improvements	17,639	3,495
Computer equipment and software	487	182

	24,569	10,087
Less: accumulated depreciation and amortization	(5,194)	(3,292)

Total property and equipment, net	$19,375	$6,795

Depreciation of equipment is computed using the straight-line method over the estimated useful lives of the assets which range from three to ten years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or their related lease term, whichever is shorter. Depreciation expense for the three and nine months ended September 30, 2022 was $0.7 million and $1.9 million, respectfully. Depreciation expense for the three and nine months ended September 30, 2021 was $0.4 million and $1.0 million, respectively.

Goodwill and identifiable intangible assets

Goodwill and other identifiable intangible assets consist of the following (in thousands):

	September 30, 2022	December 31, 2021
Indefinite-lived intangible assets
Goodwill	$83,979	$83,979
Definite lived intangible assets
Complete technology	227,129	227,403
Less: accumulated amortization	(68,980)	(60,099)
Customer relationships	11,100	11,100
Less: accumulated amortization	(2,975)	(2,083)

Total goodwill and other identifiable intangible assets, net	$250,253	$260,300

Amortization of finite-lived intangible assets is computed using the straight-line method over the estimated useful life of the asset of up to 20 years. Amortization expense for the three and nine months ended September 30, 2022 was $3.3 million and $9.8 million, respectively. Amortization expense for the three and nine months ended September 30, 2021 was $3.3 million and $9.7 million, respectively.

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	September 30, 2022	December 31, 2021
Compensation	$2,249	$2,320
Professional fees	1,679	67
Royalties owed to third parties	124	296
Acquisition related liabilities	—	1,000
Other	40	63

Total accrued liabilities	$4,092	$3,746

8. Relationship with Parent and Related Entities

Historically, the OmniAb business has been managed and operated in the normal course of business consistent with other affiliates of the Parent. Accordingly, certain shared costs have been allocated to OmniAb and reflected as expenses in the combined financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to OmniAb for purposes of the stand-alone financial statements. However, the expenses reflected in the combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if OmniAb historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the combined financial statements may not be indicative of related expenses that will be incurred in the future by OmniAb.

General Corporate Overhead

The combined statements of operations include expenses for certain centralized functions (such as information systems, accounting, treasury, audit, purchasing, human resources, legal and facilities), executive compensation and other programs provided and/or administered by Parent that are charged directly to us. A portion of these costs benefits us and is allocated to us using a pro-rata method based on project-related costs or other measures that management believes are consistent and reasonable.

Costs of $1.6 million and $4.9 million for the three and nine months ended September 30, 2022, respectively, and $0.9 million and $3.8 million for the three and nine months ended 2021, respectively, have been reflected in the general and administrative expenses in our interim condensed combined statements of operations for our allocated share of Parent’s corporate overhead.

Cash Management and Financing

We participate in Ligand’s centralized cash management and financing programs and will continue to participate in Ligand’s centralized cash management until the OmniAb business becomes an independent publicly-traded company.

Disbursements are made through centralized accounts payable systems which are operated by Ligand. Cash receipts are transferred to centralized accounts, also maintained by Ligand. As cash is disbursed and received by Ligand, it is accounted for by us through the Parent company net investment. All obligations are financed by Ligand and financing decisions are determined by central Ligand treasury operations.

Ligand intends to transfer the assets, liabilities and operations of its OmniAb business, pursuant to the terms of a Separation Agreement, entered into among Ligand, OmniAb and APAC. Completion of the separation and distribution is subject to certain conditions. The separation is anticipated to be tax-free to Ligand stockholders. Accordingly, after the tax-free separation, all of the related tax attributes of Ligand will remain with Ligand.

Equity-Based Incentive Plans

Certain of our employees participate in our Parent’s equity-based incentive plans. Under the Ligand 2002 Stock Incentive Plan (2002 Plan), our employees, directors, managers and advisors were awarded share-based incentive awards in a number of forms, including nonqualified stock options. Under the 2002 Plan, our employees can be awarded share-based incentive awards which include non-statutory stock options or incentive stock options, restricted stock units (RSUs), performance stock units (PSUs) and other cash-based or share-based awards. Stock options granted to our employees under the incentive plans typically vest 1/8 on the six month anniversary of the date of grant, and 1/48 each month thereafter for forty-two months. We measure share-based compensation for all share-based incentive awards at fair value on the grant date. Share-based compensation expense is generally recognized on a straight-line basis over the requisite service periods of the awards.

Compensation costs associated with our employees’ participation in the incentive plans have been specifically identified for employees who exclusively support our operations and are allocated to us as part of the cost allocations from our Parent. The following table summarizes total share-based compensation (SBC) charged to us related to our employees’ participation in our Parent’s incentive plans, depending on the nature of the employee’s role in our operations (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
SBC - Research and development expenses	$3,079	$2,395	$7,243	$6,902
SBC - General and administrative expenses	2,200	1,415	5,030	4,704

	$5,279	$3,810	$12,273	$11,606

9. Subsequent Event

For the purposes of the financial statements as of September 30, 2022 and the three and nine months then ended, the Company has evaluated subsequent events through the date on which the financial statements were issued.

Business Combination closing of APAC and OmniAb

On November 1, 2022, Ligand completed the separation (the “Separation”) of its antibody discovery business and certain related assets and liabilities through a spin-off of OmniAb to Ligand’s shareholders of record as of October 26, 2022 (the “Record Date”) on a pro rata basis (the “Distribution”) and merger (the “Merger”) of OmniAb with a wholly owned subsidiary of APAC in a Reverse Morris Trust transaction (collectively, the “Transactions”) pursuant to the Merger Agreement and the Separation Agreement (collectively with the other related transaction documents, the “Transaction Agreements”). The day prior to the Closing, OmniAb was renamed OmniAb Operations, Inc. and APAC was renamed OmniAb, Inc. (“New OmniAb”). Pursuant to the Transaction Agreements, Ligand contributed to OmniAb cash and certain assets and liabilities constituting the OmniAb business, including certain related subsidiaries of Ligand, to OmniAb (the “Contribution”). In consideration for the Contribution, OmniAb issued to Ligand additional shares of OmniAb common stock such that the number of shares of OmniAb common stock then outstanding equaled the number of shares of OmniAb common stock necessary to effect the Distribution. Pursuant to the Distribution, Ligand shareholders as of the Record Date received one share of OmniAb common stock for each share of Ligand common stock held as of such date. Pursuant to the Merger Agreement, each share of OmniAb common stock was thereafter exchanged for the right to receive 4.90007 shares of New OmniAb common stock and 0.75842 shares of New OmniAb common stock subject to price-based earnout triggers (the “Earnout Shares”). The Earnout Shares will vest based upon the achievement of certain volume-weighted average trading prices (VWAP) for shares of New OmniAb for any 20 trading days over a consecutive 30 trading-day period during the five-year period following the Closing, with (i) fifty percent of such Earnout Shares vesting upon achievement of a VWAP of $12.50 per share of New OmniAb common stock or upon the occurrence of a change of control transaction that will result in the holders of New OmniAb common stock receiving a price per share in excess of $12.50, and (ii) the remaining fifty percent of the Earnout Shares vesting upon achievement of a VWAP of $15.00 per share of New OmniAb common stock or upon the occurrence of a change of control transaction that will result in the holders of New OmniAb common stock receiving a price per share in excess of $15.00. The Earnout Shares are not transferable until the vesting condition for the applicable tranche of Earnout Shares has been achieved. Upon the closing of the Transactions, the ownership of the outstanding stock of New OmniAb (including the Earnout Shares) was as follows: Ligand’s existing shareholders held approximately 85.0%, APAC’s existing public shareholders held approximately 1.1% and the sponsor and related parties of APAC held approximately 13.9%. Fractional shares of New OmniAb common stock were not issued pursuant to the Merger. Instead, shareholders received cash in lieu of any fractional share (other than with respect to Earnout Shares).

As of the Closing, New OmniAb expected to have approximately $95.8 million of net cash. On November 2, 2022, New OmniAb began regular-way trading on NASDAQ under the ticker symbol “OABI.” Ligand continues to trade under the ticker symbol “LGND.”